EXHIBIT 99.1

Contacts:

Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065

PHARMACYCLICS ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS

Sunnyvale, Calif., -- August 9, 2006 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the appointment of James L. Knighton and Christine A. White, M.D., to its board of directors. The board of directors also approved an increase in the size of the board from six to eight members.

The addition of Mr. Knighton and Dr. White to the board of directors will initially bring the number of directors to eight. It is anticipated that current board members Craig C. Taylor and Loretta M. Itri, M.D., will not stand for re-election at the Pharmacyclics Annual Meeting in December 2006. However, Mr. Taylor and Dr. Itri will remain on the board until the December 2006 Annual Meeting. Mr. Knighton was also appointed to the Audit and Nominating and Corporate Governance Committees of the board. Dr. White was appointed to the Compensation and Nominating and Corporate Governance Committees of the board.

"Mr. Knighton and Dr. White both bring valuable relevant experience to Pharmacyclics at a critical time, as we prepare for a New Drug Application (NDA) filing and potential commercialization of Xcytrin®," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "I want to thank Mr. Taylor and Dr. Itri for their contributions over the past several years and their commitment to our success."

Mr. Knighton served as president, chief operating officer and chief financial officer of Caliper Life Sciences, Inc. from 2002-2004 and as chief financial officer from 1999-2002. From 1998-1999 he served as chief financial officer of SUGEN, Inc. until its acquisition by Pharmacia. Mr. Knighton held various positions at Chiron Corporation from 1994-1998 including vice president of worldwide operations, vice president of business operations and vice president, investor relations and corporate communications. Previously he was vice president of strategic planning and finance at DuPont Merck. He received a M.S. in Genetics from University of Pennsylvania and a M.B.A. from the Wharton School. Mr. Knighton currently is the president and co-founder of AvidBiotics Corporation, a private biotechnology company.

Dr. White was previously with Biogen Idec from 1996 through 2005, where she most recently served as senior vice president, global medical affairs. At Biogen Idec, Dr. White played a key role in the clinical development, regulatory affairs and commercialization of both Rituxan® and Zevalin®. Prior to joining Biogen Idec, Dr. White served as director of clinical oncology research from 1994 to 1996 at the Sidney Kimmel Cancer Center in San Diego, California, and from 1984-1994 was on staff at Scripps Memorial Hospitals, San Diego where she was medical director of oncology research (1990-1994) and Chair of the Department of Medicine (1994). Dr. White received her medical degree from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology. Dr. White currently serves on several editorial boards, including Cancer Biotherapy and Radiopharmaceutical, Expert Review of Anti-cancer Therapy and Journal of Immunotherapy.

Mr. Taylor, a partner at Alloy Ventures, was a founding member of Pharmacyclics' board in 1991 and is currently a member of the Audit and Nominating and Corporate Governance Committees of the board. He is leaving the board to concentrate his efforts on his commitments at Alloy Ventures. Dr. Itri has been a board member since 2001 and is currently a member of the Audit and Nominating and Corporate Governance Committees of the board. She is leaving the board due to additional activities required in her current role as president and chief medical officer of Genta, Incorporated.

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer, atherosclerosis and other serious diseases. The company is leveraging its small-molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. Its lead product, Xcytrin® (motexafin gadolinium) Injection, has completed Phase 3 clinical testing in lung cancer brain metastases and is being evaluated in several Phase 1 and Phase 2 clinical trials, either as a single agent or in combination with chemotherapy and/or radiation in multiple cancer types. The company plans to file a NDA for Xcytrin later this year based on the results of its completed SMART (Study of Neurologic Progression with Motexafin Gadolinium And Radiation Therapy) trial. Data from this trial was presented recently at the 2006 Annual Meeting of the American Society of Clinical Oncology (ASCO). Pharmacyclics has other product candidates in earlier-stage development for cancer, atherosclerosis and inflammatory diseases. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

Rituxan® is a registered trademark of Genentech. Zevalin® is a registered trademark of Biogen Idec.

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